EXHIBIT (a)(1)(D)

                              NOTICE OF WITHDRAWAL

If you wish to withdraw your Election to Participate in WorldCom's Stock Option Exchange Program, you must notify us by clicking on the box below. Your notice of withdrawal must be received before 12:00 midnight, Eastern Standard Time, on February 14, 2002.

You should receive an e-mail confirming that we have received this withdrawal. Also, you can check the status by returning to this web site.

            *********************************************************

By withdrawing my Election to Participate, I understand that I will not receive a replacement option, and I will keep my current option(s), which will continue to be governed by the stock option plan under which they were granted and existing option agreements with WorldCom.

      |_| CLICK HERE TO AGREE TO THESE TERMS AND WITHDRAW YOUR PREVIOUS ELECTION TO PARTICIPATE

Name:
Social Security No.:

Please note that you may again elect to exchange your eligible options only by submitting a new Election to Participate prior to 12:00 midnight, Eastern Standard Time, on February 14, 2002.

If you have questions, you may contact the Stock Option Department at stock-options@wcom.com or call 601-460-8001 (vnet: 460-8001) or toll free 1-877-999-7780.